Ex 99.1

FOR IMMEDIATE RELEASE
LARRY LEE CONTROLLED ENTITY ACQUIRES INTEREST IN NEW SOURCE ENERGY GP, LLC
OKLAHOMA CITY, OKLAHOMA, APRIL 27, 2015 - New Source Energy Partners L.P., a Delaware limited partnership (“NSLP” or the “Partnership”), today announced that 2100 Energy LLC (“2100 Energy”), an entity owned by Larry Lee, whose entities under control and affiliates currently operate over 194 wells and currently produce approximately 2,000 boepd, acquired an 18.4% interest in New Source Energy GP, LLC (“NSGP”) from Deylau, LLC, an entity owned by Kristian B. Kos, Chairman and Chief Executive Officer of the Partnership’s general partner.
The sale includes an option for 2100 Energy to acquire the remaining 51.0% of NSGP currently owned by Deylau, LLC (the “Option”). The Option is exercisable at such time that the Partnership acquires an aggregate of at least $150 million of oil and gas properties sourced by 2100 Energy. Any oil and gas acquisition consummated by NSLP that was sourced by 2100 Energy, or any sale of assets from 2100 Energy or Mr. Lee to NSLP, will occur in a new, wholly-owned subsidiary of NSLP that will have its own set of incentive rights (“Subsidiary IDRs”) that will be owned by 2100 Energy or Mr. Lee. The Subsidiary IDRs were created to induce Mr. Lee and 2100 Energy to assist in the growth of NSLP’s distribution. Upon exercise of the Option, Mr. Lee and his team will assume full responsibility for the E&P activities of NSLP.
Mr. Kos commented that: “The last several months have certainly been challenging both for our industry and for NSLP. While I am pleased with the performance of our oilfield services business in this market environment, our upstream business has faced numerous challenges. The current commodity price environment provides a unique opportunity to prudently acquire select oil and gas properties. Larry’s decision to acquire an interest in the Partnership’s general partner provides NSLP with the ability to take advantage of this environment. This in turn has the potential to create significant value for NSLP’s unitholders. I am excited about this transaction and the future of NSLP.”

Ex 99.1

Mr. Lee also commented on today’s announcement: “I intend to contribute to NSLP’s E&P activities with a focus on growing distributions and enhancing unitholder value. I am excited to work with senior management to grow NSLP by completing and integrating attractive and accretive E&P acquisitions.”
Robert W. Baird & Co. Incorporated and UBS Investment Bank acted as financial advisors to NSGP and NSLP and Stifel acted as financial advisor to 2100 Energy LLC on the transaction. Vinson & Elkins LLP acted as legal advisor to NSLP. Richards, Layton & Finger, P.A. acted as legal counsel to the Conflicts Committee of the Board of Directors of NSGP. Deylau, LLC and Mr. Kos were advised by Covington & Burling LLP. 2100 Energy LLC and Mr. Lee were advised by McAfee & Taft A Professional Corporation.

About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy partnership engaged in the production of its onshore oil and natural gas properties that extends across conventional resource reservoirs in east-central Oklahoma and in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes. For more information on the Partnership, please visit www.newsource.com.
About Larry Lee
Mr. Lee has been active in the public and private oil and natural gas business for over 39 years. Mr. Lee built RAM Energy Resources (NASDAQ:RAME) into a publicly traded E&P company which subsequently became Halcon Resources Corporation. (NYSE:HK). Mr. Lee and his team have successfully acquired over $900 million of assets in 27 separate transactions. RAM Energy LLC, an entity owned and controlled by Mr. Lee, recently acquired over $100 million of conventional, low-decline assets primarily in the Permian and Ark-La-Tex regions. As a result of these acquisitions, RAM Energy LLC operates over 194 wells which currently produce approximately 2,000 boepd and owns interests in another 258 non-operated producing wells. RAM Energy LLC currently employs 43 people including 19 field personnel.

Ex 99.1

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of federal securities laws. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. We have based these forward-looking statements on our current expectation and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. We undertake no obligation to update or revise any forward-looking statements except as may be required by applicable law.

New Source Energy Partners L.P. - Investor & Media Contact:
Nick Hodapp
Director - Investor Relations
(405) 272-3028
nhodapp@newsource.com

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